Exhibit 99.1

Cision Ltd. Announces Commencement of Exchange Offer and Consent
Solicitation Relating to its Warrants

CHICAGO, April 17, 2018 /PRNewswire/ -- Cision (NYSE: CISN) today announced that it has commenced an Exchange Offer and Consent Solicitation relating to certain of its outstanding warrants. The purpose of the Exchange Offer and Consent Solicitation is to attempt to simplify Cision’s corporate structure and reduce the potential dilutive impact of the warrants, thereby providing Cision with more flexibility for financing its operations in the future.

The Exchange Offer and Consent Solicitation are being made pursuant to a Prospectus/Offer to Exchange dated April 17, 2018, and Schedule TO, dated April 17, 2018, each of which are filed with the SEC and more fully set forth the terms and conditions of the Exchange Offer and Consent Solicitation. Until 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which Cision may extend, Cision is offering to holders of its warrants the opportunity to receive 0.26 of its ordinary shares in exchange for each of the outstanding warrants tendered by the holder and exchanged pursuant to the Exchange Offer. The Exchange Offer and Consent Solicitation are being made to:

•	All holders of Cision’s publicly traded warrants (“public warrants”) to purchase ordinary shares that were issued in connection with the initial public offering (the “IPO”) of Capitol Acquisition Corp. III (“Capitol”), which were automatically converted into warrants to purchase ordinary shares of Cision upon closing of the merger of Cision and Capitol on June 29, 2017 (the “merger”). Each public warrant entitles the holder to purchase one ordinary share for a purchase price of $11.50, subject to adjustments. Cision’s ordinary shares and public warrants are listed on the NYSE under the symbols “CISN” and “CISN.WS,” respectively. As of April 13, 2018, 16,250,000 public warrants were outstanding. Pursuant to the Exchange Offer, Cision is offering up to an aggregate of 4,225,000 of its ordinary shares in exchange for the public warrants.

•	All holders of certain of Cision’s warrants to purchase ordinary shares that were privately issued to certain sponsors of Capitol (the “Capitol Sponsors”) in connection with the IPO or to Canyon Holdings (Cayman), L.P. (“Cision Owner”) in connection with the closing of the merger (the “private warrants”). The private warrants entitle the holders to purchase one ordinary share for a purchase price of $11.50, subject to adjustments. The terms of the private warrants are identical to the public warrants, except that the private warrants are exercisable on a cashless basis and are not redeemable by Cision, in each case so long as they are still held by the initial holders or their affiliates. The public warrants and private warrants are referred to collectively as the “warrants.” As of April 13, 2018, 8,250,000 private warrants were outstanding. Pursuant to the Exchange Offer, Cision is offering up to an aggregate of 2,145,000 of its ordinary shares in exchange for the private warrants.

Concurrently with the Exchange Offer, Cision is also soliciting consents from holders of the warrants to amend (the “Warrant Amendment”) the warrant agreement, which governs all of the warrants, to permit Cision to require that each outstanding warrant be converted into 0.234 ordinary shares, which is a ratio 10% less than the ratio applicable to the Exchange Offer.

The Capitol Sponsors and Cision Owner have advised that they intend to tender all of the private warrants held by them in the Exchange Offer.

The Exchange Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Daylight Time, on May 15, 2018, or such later time and date to which Cision may extend, as described in the Schedule TO and Prospectus/Offer to Exchange (the “Expiration Date”). Tendered warrants may be withdrawn by holders at any time prior to the Expiration Date. Cision’s obligation to complete the Exchange Offer and Consent Solicitation is not conditioned on the tender of a minimum amount of warrants.

Cision has engaged Citigroup Global Markets Inc. as the Dealer Manager for the Exchange Offer and Consent Solicitation. Any questions or requests for assistance concerning the Exchange Offer and Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3754 (toll-free). D.F. King & Co., Inc. has been appointed as the Information Agent for the Exchange Offer and Consent Solicitation, and Continental Stock Transfer & Trust Company has been appointed as the Exchange Agent.

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to Citigroup Global Markets Inc. at (800) 558-3754 (toll-free).

A registration statement on Form S-4 relating to the securities to be issued in the Exchange Offer has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the warrants or an offer to sell or a solicitation of an offer to buy any ordinary shares in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The Exchange Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Exchange Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange. Holders of the warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Exchange Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Exchange Offer and Consent Solicitation. None of Cision, or any of its management or its board of directors, or the Information Agent, the Exchange Agent or the Dealer Manager makes any recommendation as to whether or not holders of warrants should tender warrants for exchange in the Exchange Offer or consent to the Warrant Amendment in the Consent Solicitation.

Forward looking statements

This press release contains “forward-looking statements,” as defined by federal securities laws, including statements regarding the expected timing of the Exchange Offer and Consent Solicitation. Forward-looking statements reflect Cision’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Cision’s Registration Statement on Form S-4, filed April 17, 2018, as such factors may be updated from time to time in Cision’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Cision’s filings with the SEC. While forward-looking statements reflect Cision’s good faith beliefs, they are not guarantees of future performance. Cision disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Cision (or to third parties making the forward-looking statements).

Investor Contact:
Jack Pearlstein
Chief Financial Officer
Jack.Pearlstein@cision.com

Media Contact:
Nick Bell
Vice President, Marketing Communications and Content
CisionPR@cision.com